INTEGRITY FUND SERVICES, LLC

TRANSFER AGENCY AGREEMENT ADDENDUM

ADDENDUM, effective commencing on June 1, 2011 between Integrity Fund Services, LLC (the "Transfer Agent") and Viking Mutual Funds (each a "Fund" or collectively, the "Funds").

In consideration of the action taken by the Board of Directors of the Fund at its May 6, 2011 meeting, the Transfer Agency Agreement between the Fund and the Transfer Agent is hereby amended to replace the current fee schedule ("Schedule A") with the following revised fee schedule(s):

For the Viking fixed income funds (Montana and North Dakota):

Transfer Agent Service Fee—Fund Size (Net Assets)			Percentage

$0	TO	$200,000,000	0.140%

200,000,001	TO	700,000,000	0.110%

700,000,001	TO	1,200,000,000	0.090%

1,200,000,001	and Larger		0.075%

1 Additional Share Class Base Fee ($500/mo.)

For the Viking Small-Cap Value Fund:

Transfer Agent Service Fee—Fund Size (Net Assets)			Percentage

$0	TO	$200,000,000	0.180%

200,000,001	TO	700,000,000	0.150%

700,000,001	TO	1,200,000,000	0.130%

1,200,000,001	and Larger		0.115%

1 Additional Share Class Base Fee ($500/mo.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 1, 2011.

VIKING MUTUAL FUNDS

By: ________________________________
President

INTEGRITY FUND SERVICES, LLC

By: ________________________________
President